UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TPG Specialty Lending, Inc. (“TSLX”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and an accompanying GOLD proxy card to be used to solicit votes against TICC Capital Corp.’s (the “Company”) proposal to approve a new advisory agreement between the Company and TICC Management, LLC, to take effect upon a change of control of TICC Management, LLC, and certain related proposals, at a special meeting of stockholders of the Company originally scheduled to be held on October 27, 2015.

On November 4, 2015 at 8:00 a.m. Eastern Time, TSLX held its fiscal third quarter earnings call (the “Earnings Call”). There was also a live audio webcast of the Earnings Call available through the Investor Resources section of TSLX’s website, http://www.tpgspecialtylending.com/. An archived version of the webcast will be available on the Investor Resources section of TSLX’s website from 12:00 p.m. Eastern Time on November 4 through November 18, 2015. A telephone replay of the Earnings Call will be available during the same dates. To hear the replay, dial (855) 859-2056 (or +1 (404) 537-3406 International). The replay Conference ID is 51403934.

This Schedule 14A filing consists of excerpts of the transcript of the Earnings Call relating to the above-referenced solicitation.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed with the SEC and mailed to TICC stockholders a definitive proxy statement and accompanying GOLD proxy card to be used to solicit votes at a special meeting of stockholders of TICC originally scheduled to be held on October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015, and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Excerpts from TSLX Third Quarter Earnings Call held on November 4, 2015, 8:00 a.m. Eastern Time

PRELIMINARY REMARKS

Operator

[ … ]

Before we begin today’s call, I would like to remind our listeners that remarks made during the call may contain forward-looking statements, including with regard to TPG Specialty Lending Inc.’s proposal to acquire TICC Capital. Statements other than statements of historical facts made on this call may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in TPG Specialty Lending Inc.’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements.

[ … ]

Joshua Easterly – TPG Specialty Lending, Inc. – Co-Chief Executive Officer and Chairman of the Board

Our fees this quarter reflect the voluntary waiver of our base management and incentive fees related to our investment in TICC. Additionally, net expenses of $0.02 per share were attributable to a one-time write-off of a debt issuance cost related to a contemplated opportunistic unsecured bond offering that we chose not to pursue due to market conditions and the expenses related to our involvement in TICC.

[ … ]

Shifting now to our views on driving shareholder value. Our long-term focus is the guiding principle behind our dividend policy, capital raising philosophy and capital allocation decisions, and the alignment of interest we foster with our shareholders. This long-term perspective is the motivation behind our practice of match-funding our assets and liabilities, as well as our stock repurchase programs.

It is our belief that in managing our Company with a long-term perspective, we are acting in the best interests of all of our stakeholders. Our definition of stakeholders extends beyond our own constituents to include those of the sector. We believe that the broader perception of the sector that we operate in has an inseparable impact on our ability to create value for our shareholders and directly affects our cost of capital. To that end, I would like to take a few moments to provide color on our involvement in TICC this quarter.

Those familiar with our history and investment philosophy understand that it is not in our nature to be public market equity activists. We have reluctantly assumed this role with respect to TICC as our industry is going through an inflection point, and we believe that our ecosystem can only thrive in a culture that fosters real value creation for shareholders.

Preceding the Benefit Street Partners announcement, TICC persistently traded at a considerable discount to NAV due to its poor investment track record and board stewardship. We began acquiring shares of TICC on August 5th, the day after TICC announced the sale of its external manager to Benefit Street Partners. Our initial investment thesis was that TICC’s stock price would migrate towards NAV as other shareholders emerge to correct the unjust value transfer to an underperforming external manager of a largely liquid portfolio of Level 2 assets. By August 24th, we had acquired nearly 3% of TICC’s outstanding common stock.

After conducting further analysis and recognizing the commercial opportunity for our shareholders, we privately approached the Special Committee of TICC’s Board of Directors with an offer to purchase TICC in a stock-for-stock transaction at 87 cents of TICC’s net asset value per share, representing a 20% premium to the undisturbed trading price of TICC’s common stock. The Special Committee rejected our non-binding offer without engaging in substantive dialogue or diligence, and after careful consideration, we decided to make our offer public on September 16th. Upon our announcement, TICC’s stock traded up approximately 12%, and since then, all of the major proxy advisory firms, five out of six of TICC’s own equity analysts, as well as several significant shareholders have called on TICC’s board to pursue a more robust sale process to maximize shareholder value.

Our proposal represented both a commercial opportunity for TSLX shareholders, as well as TICC shareholders. Our proposal would be immediately accretive to TSLX’s net asset value in the range of 6-8%. Additionally, we feel strongly that a combination of our two businesses would be in our mutual interests. It would offer an immediate and upfront premium to TICC shareholders and provide a clear path of long-term value creation through our track record of superior risk-adjusted returns and stable dividends, and potentially increased liquidity by owning shares in a combined company with expected pro forma market cap in excess of $1.3 billion.

Our view is that TICC’s current portfolio of primarily liquid loans and CLO equity is ill-suited for our investment strategy. Specifically as it relates to CLO equity, the cash flow uncertainty driven by defaults is inconsistent with the stable, long-term distribution requirements of a BDC; we also want to avoid its mark-to-market volatility that amplifies changes in net asset value.

Further, except in certain opportunistic scenarios, BDCs are generally the high-cost producers of CLO and liquid loan risk / returns. In our view, BDC managers that invest significantly in these assets destroy shareholder value and thus, upon completion of the TICC transaction, our plan would be to rotate TICC’s portfolio into less liquid but higher earning credit investments that have superior risk-adjusted return profiles. In the event that we are unable to efficiently redeploy capital, we would return capital to shareholders to protect the NAV accretion created in the transaction. Over the past few months, there have been several groundless accusations implying that incremental fee income is the primary motivation behind our TICC proposal. Our discipline in capital-raising despite closing above NAV every day since our IPO and our ongoing share repurchase programs speak greatly to our commitment to shareholder alignment. To further this point, we voluntarily canceled more than $900 million which would have been fee-paying assets for our pre-IPO shareholders. As evidenced, the motivation behind our TICC proposal is to establish a culture of accountability and delivering real value to shareholders – both goals that will ultimately promote the advancement of our sector.

On October 5th, we filed a definitive proxy urging TICC shareholders to vote against the BSP transaction. On October 23rd, TICC was ordered by the U.S. District Court for the District of Connecticut to postpone the Special Meeting that was to be held on October 27th and revise its proxy statement disclosure to remediate several important deficiencies, including disclosure of its payments being made to TICC management in the BSP transaction. On Monday, we announced an updated offer to purchase TICC in a stock-for-stock transaction at 90 cents of TICC’s net asset value per share as of the date of a definitive agreement. We believe that our updated proposal gives TICC shareholders increased value for their shares and demonstrates our commitment to realizing the value of the transaction for TSLX and TICC shareholders. It is now time for TICC’s board of directors to hold themselves accountable and act in their shareholder’s best interest by engaging in substantive discussions with us.

[ … ]

QUESTION AND ANSWER SECTION

Rick Shane – J.P. Morgan

Guys, thanks for taking my question this morning. I’d just like to talk a little bit about dividend policy and perhaps how it interacts with the proposed TICC transaction. Josh, as you pointed out, you have over $0.70 of spillover dividend. Last two quarters, you’ve substantially over-earned the dividend and you just declared a dividend of $0.39 for the fourth quarter, which is flat with where you’ve been and below the last couple of quarters of earnings.

I am curious if potentially bringing on a lot of new shareholders is sort of holding you back as you want to digest what the shareholder base is going to look like over the next six months before you alter the dividend policy.

Joshua Easterly

Yes, so that’s a good question. It really is not affecting how we think about the dividend policy given I think, even with TICC’s lower yielding portfolio, which we would rotate into higher earning assets, we still would over-earn our dividend – at least based on our models.

I think our dividend policy is just a function of always trying to set a policy that we have a very, very high confidence level of meeting. We have been against special dividends as special dividends really don’t benefit long-term shareholders of the business and so I think you will see us raise our dividend prior to having any special dividends. I know you are going to ask about a special dividend.

And then we look at our dividend policy over the intermediate term. Obviously there is a, as in our 10-Q and our 10-K, until we get to our floors, there will be a little bit of spread compression on our earnings. So we obviously think about that, but clearly we keep on over-earning our dividend, which the system is closed, so that obviously increases NAV all things being equal. So the benefits still remain with shareholders. Did I answer your question, Rick?

Rick Shane

Absolutely. Thank you very much.